Exhibit (99)

FOR IMMEDIATE RELEASE

TARGET CORPORATION FOURTH QUARTER EARNINGS PER SHARE $1.23

FISCAL 2007 EPS $3.33

MINNEAPOLIS, February 26, 2008 — Target Corporation (NYSE:TGT) today reported net earnings of $1,028 million for the fourth quarter ended February 2, 2008, a thirteen-week period, compared with $1,119 million in the fourth quarter ended February 3, 2007, a fourteen-week period. Earnings per share in the fourth quarter decreased 4.7 percent to $1.23 from $1.29 in the same period a year ago. All earnings per share figures refer to diluted earnings per share.

For the full fiscal year 2007, a 52-week period, net earnings were $2.849 billion, compared with $2.787 billion in fiscal 2006, a 53-week period. Earnings per share increased 3.9 percent to $3.33 from $3.21 a year ago.

“Our financial performance in 2007 fell short of our expectations as the pace of sales and earnings slowed considerably in the second half of the year,” said Bob Ulrich, chairman and chief executive officer. “As we enter 2008, we remain keenly focused on the disciplined execution of our core strategy, positioning Target to deliver improved financial results, even in the face of continued challenges in the current economic environment.”

Full-Year Results

For fiscal 2007, total revenues increased 6.5 percent to $63.367 billion from $59.490 billion in 2006, fueled by the contribution from new store expansion, a 3.0 percent increase in comparable store sales, and contribution from credit card operations, offset by the impact of an extra fiscal week in 2006. On a 52-week over 52-week basis, total revenues in 2007 increased 8.4 percent. Total revenues include retail sales and net credit card revenues. Comparable-store sales are sales from stores open longer than one year.

Earnings before interest expense and income taxes (EBIT) for the full year increased 4.0 percent to $5.272 billion, compared with $5.069 billion a year ago. EBIT in core retail operations grew 1.3 percent, while the contribution from credit card operations to total EBIT rose 18.9 percent. Within core retail operations, both gross margin rate and expense rate were slightly unfavorable to the prior year. Gross margin rate represents sales less cost of sales expressed as a percentage of sales. Expense rate represents selling, general and administrative expenses expressed as a percentage of sales.

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TARGET CORPORATION

Earnings before taxes (EBT) for the full year totaled $4.625 billion, an increase of $128 million, or 2.8 percent over 2006. The contribution from the company’s credit card operations to full year earnings before taxes, net of the allocated interest expense, was $600 million, an increase of $103 million, or 20.8 percent, over fiscal 2006. Credit card EBT performance was driven by strong growth in average receivables, combined with a moderate increase in the yield on those receivables.

Net interest expense for the year increased $75 million compared with 2006, due to higher average debt balances, including the debt to fund growth in accounts receivable.

The company’s annual effective income tax rate was 38.4 percent in 2007 compared with 38.0 percent in 2006.

Fourth-Quarter Results

Total revenues in the fourth quarter increased 0.8 percent to $19.872 billion from $19.710 billion in 2006, due to the contribution from new store expansion, a 0.2 percent increase in comparable store sales, and contribution from credit card operations, offset by the impact of an extra fiscal week in 2006. On a 13-week over 13-week basis, total revenues in fourth-quarter 2007 increased 6.3 percent.

Fourth quarter 2007 EBIT decreased 5.8 percent to $1.846 billion from $1.960 billion in the fourth quarter a year ago. EBIT in core retail operations fell 7.6 percent, while the contribution from credit card operations to total EBIT rose 9.0 percent over last year’s 14-week quarter. Within core retail operations, gross margin rate was unfavorable to the prior year while expense rate was essentially unchanged from a year ago.

Net interest expense for the quarter increased $30 million over fourth quarter 2006, due to higher average debt balances offset by the cost of funding an extra week in fourth quarter 2006.

EBT in the fourth quarter totaled $1.665 billion, representing a decrease of $144 million, or 7.9 percent, from the same period in 2006. The contribution from the company’s credit card operations to these results was $137 million, an increase of $15 million, or 12.0 percent, from a year ago.

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TARGET CORPORATION

Other Factors

In the fourth quarter, under the share repurchase program announced in November 2007, the company repurchased approximately 26.5 million shares of its common stock at an average price of $54.64, for a total investment of $1.45 billion. For the full year, the company repurchased approximately 46.2 million shares of its common stock at an average price of $57.24, for a total investment of $2.64 billion.

In addition to its open market share repurchase activity, the company also invested $331 million in a related series of derivative transactions during the quarter involving the purchase and sale of call options on its common stock. These options expire in April, May and June, 2008, and give the company the right to purchase up to 30 million shares of its common stock at various prices. “These call options allowed Target to enjoy the economic benefits of controlling the additional repurchase of nearly 4 percent of our outstanding shares at a time when, prior to our January issuance of $4 billion in long-term debt, our share price presented a compelling opportunity,” said Doug Scovanner, chief financial officer.

Miscellaneous

Target Corporation will webcast its fourth quarter earnings conference call at 9:00am CST today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com/investors (click on “webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CST today through the end of business on February 28, 2008. The replay number is (800) 642-1687 (passcode: 7391399).

Forward-looking statements in this release, including the outlook for earnings, market share growth, credit card performance, full year tax rate, and the timing to complete the new share repurchase program, should be read in conjunction with the cautionary statements in Exhibit (99)A to the company’s 2006 Form 10-K.

Target Corporation’s continuing operations include large, general merchandise and food discount stores, as well as an on-line business called Target.com. At quarter-end, the company operated 1,591 Target stores in 47 states.

Target Corporation news releases are available at www.target.com.

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(Tables Follow)

Contacts: John Hulbert	Susan Kahn
(612) 761-6627	(612) 761-6735

Consolidated Statements of Operations

	Three Months Ended					Twelve Months Ended
	Feb. 2	,	Feb. 3	,		Feb. 2	,	Feb. 3	,
(millions, except per share data) (unaudited)	2008		2007		Change	2008		2007		Change
Sales	$19,340		$19,269		0.4%	$61,471		$57,878		6.2%
Credit card revenues	532		441		20.7	1,896		1,612		17.6
Total revenues	19,872		19,710		0.8	63,367		59,490		6.5
Cost of sales	13,499		13,349		1.1	41,895		39,399		6.3
Selling, general and administrative expenses	3,829		3,804		0.7	13,704		12,819		6.9
Credit card expenses	263		195		34.9	837		707		18.3
Depreciation and amortization	435		402		8.2	1,659		1,496		10.9
Earnings before interest expense and income taxes	1,846		1,960		(5.8)	5,272		5,069		4.0
Net interest expense	181		151		19.6	647		572		13.2
Earnings before income taxes	1,665		1,809		(7.9)	4,625		4,497		2.8
Provision for income taxes	637		690		(7.6)	1,776		1,710		3.9
Net earnings	$1,028		$1,119		(8.2)%	$2,849		$2,787		2.2%
Basic earnings per share	$1.24		$1.30		(4.9)%	$3.37		$3.23		4.2%
Diluted earnings per share	$1.23		$1.29		(4.7)%	$3.33		$3.21		3.9%
Weighted average common shares outstanding
Basic	829.4		858.5			845.4		861.9
Diluted	834.3		865.4			850.8		868.6

Subject to reclassification

Consolidated Statements of Financial Position

	Feb. 2 ,	Feb. 3 ,
(millions) (unaudited)	2008	2007
Assets
Cash and cash equivalents	$2,450	$813
Accounts receivable, net	8,054	6,194
Inventory	6,780	6,254
Other current assets	1,622	1,445
Total current assets	18,906	14,706
Property and equipment
Land	5,522	4,934
Buildings and improvements	18,329	16,110
Fixtures and equipment	3,858	3,553
Computer hardware and software	2,421	2,188
Construction-in-progress	1,852	1,596
Accumulated depreciation	(7,887)	(6,950)
Property and equipment, net	24,095	21,431
Other noncurrent assets	1,559	1,212
Total assets	$44,560	$37,349

Liabilities and Shareholders’ Investment
Accounts payable	$6,721	$6,575
Accrued and other current liabilities	3,097	3,180
Current portion of long-term debt and notes payable	1,964	1,362
Total current liabilities	11,782	11,117
Long-term debt	15,126	8,675
Deferred income taxes	470	577
Other noncurrent liabilities	1,875	1,347
Shareholders’ investment
Common stock	68	72
Additional paid-in-capital	2,656	2,387
Retained earnings	12,761	13,417
Accumulated other comprehensive loss	(178)	(243)
Total shareholders’ investment	15,307	15,633
Total liabilities and shareholders’ investment	$44,560	$37,349
Common shares outstanding	818.7	859.8

Subject to reclassification

Consolidated Statements of Cash Flows

	Twelve Months Ended
	Feb. 2 ,	Feb. 3 ,
(millions) (unaudited)	2008	2007
Operating Activities
Net earnings	$2,849	$2,787
Reconciliation to cash flow
Depreciation and amortization	1,659	1,496
Share-based compensation expense	73	99
Deferred income taxes	(70)	(201)
Bad debt provision	481	380
Loss on disposal of property and equipment, net	28	53
Other non-cash items affecting earnings	52	(35)
Changes in operating accounts providing / (requiring) cash:
Accounts receivable originated at Target	(602)	(226)
Inventory	(525)	(431)
Other current assets	(139)	(30)
Other noncurrent assets	101	5
Accounts payable	111	435
Accrued and other current liabilities	62	430
Other noncurrent liabilities	124	100
Other	(79)	-
Cash flow provided by operations	4,125	4,862
Investing Activities
Expenditures for property and equipment	(4,369)	(3,928)
Proceeds from disposal of property and equipment	95	62
Change in accounts receivable originated at third parties	(1,739)	(683)
Other investments	(182)	(144)
Cash flow required for investing activities	(6,195)	(4,693)
Financing Activities
Additions to short-term notes payable	1,000	-
Reductions of short-term notes payable	(500)	-
Additions to long-term debt	7,617	1,256
Reductions of long-term debt	(1,326)	(1,155)
Dividends paid	(442)	(380)
Repurchase of stock	(2,477)	(901)
Premium paid on call options	(331)	-
Stock option exercises and related tax benefit	210	181
Other	(44)	(5)
Cash flow provided by / (required for) financing activities	3,707	(1,004)
Net increase / (decrease) in cash and cash equivalents	1,637	(835)
Cash and cash equivalents at beginning of period	813	1,648
Cash and cash equivalents at end of period	$2,450	$813

Subject to reclassification

Number of Stores, Retail Square Feet and Comparable-store Sales

	Number of Stores				Retail Square Feet (a )
	Feb. 2	,	Feb. 3	,	Feb. 2,	Feb. 3	,
(unaudited)	2008		2007		2008	2007		Change
Target general merchandise stores	1,381		1,311		170,858	160,806		6.3%
SuperTarget stores	210		177		37,087	31,258		18.6%
Total	1,591		1,488		207,945	192,064		8.3%

(a)  In thousands; reflects total square feet, less office, distribution center and vacant space.

	Three Months Ended				Twelve Months Ended
	Feb. 2	,	Feb. 3	,	Feb. 2	,	Feb. 3	,
(unaudited)	2008		2007		2008		2007
Comparable-store sales (b)	0.2%		4.8%		3.0%		4.8%

(b)  Comparable-store sales growth is calculated by comparing sales in current year periods to comparable, prior year periods of equivalent length.

Credit Card Contribution to Earnings Before Tax

Effective February 2007, the Company redefined Credit Card Contribution to Earnings Before Taxes (EBT). We have reclassified prior period amounts to conform to the current year disclosure. These reclassifications had no effect on our Consolidated Statements of Operations.

	Three Months Ended		Twelve Months Ended
	Feb. 2 ,	Feb. 3,	Feb. 2 ,	Feb. 3 ,
(millions) (unaudited)	2008	2007	2008	2007
Revenues
Finance charges	$373	$305	$1,308	$1,117
Interest expense (a)	(87)	(83)	(330)	(286)
Net interest income	286	222	978	831
Late fees and other revenues	112	95	422	356
Third-party merchant fees	47	41	166	139
New account and loyalty rewards discounts (b)	(41)	(37)	(113)	(107)
Non-interest income	118	99	475	388
Net credit card revenues	404	321	1,453	1,219
Expenses
Bad debt provision	170	102	481	380
Operations and marketing	93	93	356	327
Allocated depreciation charge (c)	4	4	16	15
Total expenses	267	199	853	722
Credit card contribution to EBT	$137	$122	$600	$497
As a percentage of average receivables (annualized)	6.6%	6.9%	8.3%	7.9%
Net interest margin (annualized) (d)	13.8%	12.6%	13.4%	13.2%

Receivables
(millions)
Period-end receivables	$8,624	$6,711	$8,624	$6,711
Average receivables	$8,285	$6,544	$7,275	$6,161

Accounts with three or more payments (60+ days) past due as a percentage of period-end receivables	4.0%	3.5%
Accounts with four or more payments (90+ days) past due as a percentage of period-end receivables	2.7%	2.4%

Allowance for Doubtful Accounts
(millions)
Allowance at beginning of period	$532	$514	$517	$451
Bad debt provision	170	102	481	380
Net write-offs	(132)	(99)	(428)	(314)
Allowance at end of period	$570	$517	$570	$517
As a percentage of period-end receivables	6.6%	7.7%	6.6%	7.7%
Net write-offs as a percentage of average receivables (annualized)	6.4%	6.1%	5.9%	5.1%

(a)  Represents an allocation of consolidated interest expense based on estimated funding costs for average net accounts receivable and other financial services assets and is included in net interest expense in our Consolidated Statements of Operations.

(b)  Primarily consists of new account and loyalty rewards program discounts on our REDcard products, which are included as reductions of sales in our Consolidated Statements of Operations.

(c)  Included in depreciation and amortization in our Consolidated Statements of Operations.

(d)  Net interest income divided by average accounts receivable.

PR-4